Exhibit 99.1

PRESS RELEASE

For Immediate Release: October 6, 2005

Contact:

            Ronnie Lyon

            Phone: 903-813-0377

            Email:  rlyon1@airmail.net

Cap Rock Energy Files 2nd Quarter 10-Q and Amended Filings;

Complies with AMEX Listing Requirements

MIDLAND, Texas—Cap Rock Energy Corporation today announced that it had filed with the Securities and Exchange Commission (SEC) its quarterly report on Form 10-Q for the quarter ended June 30, 2005, and amended Forms 10-K and 10-Q for the year ended December 31, 2005, and the quarter ended March 31, 2005, respectively.

The Company had previously disclosed that it was not able to file its Form 10-Q for the quarter ended June 30, 2005, while it was determining the impact of a technical tax issue relating to the taxable status of one of its subsidiaries. The Company’s management and Audit Committee decided to treat the subsidiary as a taxable entity rather than a tax exempt entity as previously done and made the amended filings to reflect that change. The change in taxable status of the subsidiary will not have an immediate impact on cash flows because the Company had generated net operating losses in earlier periods that would be used to offset the change in the taxable nature of the subsidiary. Use of the operating losses, earlier than expected, will reduce their availability to the Company in future periods. Because of the complex nature of the issue, the Company is in the process of requesting guidance from the Internal Revenue Service regarding the taxable nature of the entity.

The Company was notified today by the American Stock Exchange that the filing of the Form 10-Q for the June 30, 2005, quarter satisfies its obligations under the compliance plan, and the Company is now in compliance with the continuing listing obligations of the exchange.

The filings are available on the SEC’s website at www.sec.gov and on the Company’s website at www.caprockenergy.com.